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                                                                     EXHIBIT 4-F

                               February 27, 1998




BellSouth Capital Funding Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia  30309-3610

The Bank of New York, as Trustee
101 Barclay Street
421 West Street
New York, N.Y.  10286

Attention:  Corporate Trust Administration

Dear Sir/Mesdames:

         We refer to the Indenture dated as of August 1, 1992 (the "Indenture") among BellSouth Capital Funding Corporation (the "Company"), The Bank of New York, as successor to Wachovia Bank of Georgia, N.A., as trustee (the "Trustee"), and ourselves pursuant to which the Company has from time to time issued debt securities, and contemplates issuing additional debt securities in the future (collectively, the "Securities", and individually, a "Security"), including the Company's medium-term notes, Series C, previously or hereafter issued under and pursuant to the Indenture (the "Notes"). The Securities, including the Notes, are entitled to benefits of a Support Agreement dated October 15, 1987, as amended as of August 1, 1992, between the Company and ourselves.

         With a view to confirming the manner in which BellSouth Corporation has always interpreted the Support Agreement and intends that the Support Agreement be construed, and for the avoidance of any doubts, BellSouth Corporation hereby waives any and all rights, claims, or defenses which it may have with respect to the Support Agreement or any of its obligations thereunder under any provision of the laws of the State of Georgia, reserving for itself only those rights, claims or defenses which are expressly set forth in the Support Agreement. Without limiting the generality of the immediate preceding sentence, BellSouth hereby waives any and all claims or defenses which it may have with respect to the Support Agreement or any of its obligations thereunder under any provisions of Article 2 of Chapter 7 of Title 10 of the Official Code of Georgia Annotated, including without limitation any and all rights, claims or defenses which BellSouth may have arising from (i) any release or compounding of any cosurety,
(ii) any novation of any Security, (iii) any increase of BellSouth's risk of liability under the Support Agreement with respect to any Security, (iv) any refusal by any Securityholder to deliver any Security upon tender


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BellSouth Capital Funding Corporation
The Bank of New York
February 27, 1998
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and demand by BellSouth, (v) any refusal of any Securityholder to sue the
Company after notice by BellSouth, or (vi) any extension of the Company's liability on any Security.

         BellSouth hereby declares it expressly intends that all Securityholders, past and future, shall be entitled to the benefits of the foregoing waivers.

                                Very truly yours,

                                BELLSOUTH CORPORATION




                                By:  /s/ Mark E. Droege
                                   ----------------------------------
                                   Name:  Mark E. Droege
                                   Title: Vice President - Financial
                                            Management and Treasurer


Acknowledged:



BELLSOUTH CAPITAL FUNDING CORPORATION


By:  /s/ Gary L. Walton
     -----------------------------------
     Name:  Gary L. Walton
     Title: Vice President and Treasurer


THE BANK OF NEW YORK, as Trustee


By:   /s/  Marie E. Trimboli
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    Name:  Marie E. Trimboli
    Title: Assistant Treasurer